Exhibit 10.40

EXECUTIVE TRANSITION AGREEMENT

1. This Executive Transition Agreement (hereinafter “Agreement”) is entered into between Matthew J. Szulik (hereinafter “Executive”) and Red Hat, Inc., a Delaware corporation (hereinafter the “Company”) as of February 28, 2008 (“Effective Date”).

WHEREAS, Executive has been employed by the Company as the Company’s Chief Executive Officer and President;

WHEREAS, Executive and the Company are parties to an employment agreement dated as of July 24, 2002, as it may have been amended from time to time (the “Employment Agreement”);

WHEREAS, Executive currently holds the equity incentive awards listed on Exhibit A (the “Equity Awards”);

WHEREAS, Executive is currently serving as the Chairman of the Company’s Board of Directors (“Board”);

WHEREAS, Executive has previously tendered his resignation from his employment with the Company but continues to provide services as a Director and Chairman of the Board and the Company has accepted and publicly communicated that resignation; and

WHEREAS, the Chairman and the Company are parties to that certain Non-Executive Chairman Agreement dated as of even date herewith (the “Non-Executive Chairman Agreement”).

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Agreement.

2. Resignation. Effective as of January 1, 2008 (the “Transition Date”) Executive resigned his employment with the Company. Executive has previously tendered his resignation, which has been accepted and publicly communicated by the Company, in the form substantially the same as that attached to this Agreement as Exhibit B. Executive and the Company agree that as of the Transition Date, Executive will cease to be an employee of the Company and shall serve as the Chairman of the Board.

3. Executive’s Compensation. On and after the Transition Date, in addition to the compensation to which Executive shall be entitled for his service as a non-employee member of the Board pursuant to the Non-Executive Chairman Agreement, Executive shall be entitled to receive the following compensation from the Company:

(a) Fiscal Year 2008 Bonus. Executive shall be paid a bonus for the Company’s fiscal year ending February 29, 2008 as determined pursuant to Section 4.2 of the Employment Agreement and the Company’s Executive Variable Compensation Plan (“EVC Plan”) as if Executive had remained employed as an executive of the Company through the end of the Company’s 2008 fiscal year and the subsequent date of payment. Such bonus shall be paid to Executive at the time specified in Section 4.2 of the Employment Agreement, but in no event later than May 15, 2008. This bonus shall be composed of two portions, the first of which shall be paid under the terms of the Company’s EVC Plan under which Executive’s resignation shall be treated as a retirement and the second of which shall be that amount necessary to provide a total cash incentive bonus set forth in this Section 3(a) and shall not be paid under the EVC Plan.

(b) Equity Awards. The vesting and (as applicable) exercisability of each of the Equity Awards shall continue to be governed by the terms of the plan pursuant to which the Equity Award was granted and the associated award agreement with the following adjustments:

First, the vesting of any Performance Share Units (“PSUs”) listed on Exhibit A shall not be based on the achievement of performance criteria, but solely on continued service with the Company through the applicable vesting dates as if that number of PSUs equal to the number of Target Performance Share Units (as set forth in the relevant PSU agreements) had originally been granted as a Restricted Stock Award using the Company’s standard four-year vesting schedule currently in effect for grants of Restricted Stock to the Company’s executive officers.

Second, upon a Change of Control (as defined in the Employment Agreement) during the term of this Agreement, all of Executive’s Equity Awards will immediately become vested. This provision shall supersede any term to the contrary in any compensatory stock award agreement entered into between the Company and Employee, whether now existing or hereinafter executed. The treatment of Mr. Szulik’s Equity Awards in the event of the application of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in Section 6 of the Non-Executive Chairman Agreement, shall also continue while this Agreement is in effect.

For the avoidance of doubt, continued service as a member of the Company’s Board of Directors shall be treated as continued service with the Company for purposes of vesting and (as applicable) exercisability of such Equity Awards. Other than as expressly set forth in this Agreement and/or the Non-Executive Chairman Agreement, including but not limited to the terms of Sections 3 and 4 hereof and Section 5.2 of the Non-Executive Chairman Agreement, Executive agrees that as of the Transition Date all of his rights under his Employment Agreement and any agreement between Executive and the Company or its predecessors, successors or assigns shall terminate, other than his rights as specified in this Transition Agreement and the Non-Executive Chairman Agreement, such as the continuation of Sections 4.4B and 8.2 of his Employment Agreement for so long as Executive continues to serve as a member of the Board.

4. Indemnification. The Company shall continue to indemnify and hold harmless Executive to the extent set forth in that Indemnification Agreement entered into by and between the Company and Executive in connection with Executive’s employment, as such agreement may be amended from time to time.

5. Confidential Information. Executive acknowledges that, as a result of his employment with the Company, he has had access to confidential and proprietary information of the Company, that he will hold such confidential and proprietary information in strictest confidence, and that he will not make use of such information on behalf of anyone other than with the approval of or for the benefit of the Company. Executive further confirms that he has delivered to the Company all documents and data of any nature containing or pertaining to such confidential and proprietary information and that he has not taken with him any such documents or date or any reproduction thereof, except for those materials that will be necessary for him to discharge competently his continuing duties and responsibilities as a member of the Board. Executive agrees that he will continue to comply with the provisions of any non-disclosure, confidential information or similar agreement to which he is a party according to the terms of such agreement.

6. Release of Claims; Legal and Equitable Remedies. In consideration for and as a condition to the receipt of the payments and benefits provided to Executive under this Agreement, Executive agrees to execute the form of release of claims set forth as Exhibit C to this Agreement. The Company shall have the right to change the terms of such release as the Company may reasonably determine in order to comply with applicable law. The parties agree that Executive and the Company have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies any party might have at law or in equity for breach of this Agreement.

7. Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations under this Agreement, in the event that the parties hereto have any dispute under this Agreement, the parties shall first attempt in good faith amicably to settle the matter by mutual negotiations or mediation. If such negotiations are unsuccessful, the parties agree that all disputes that may arise between them arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Raleigh, North Carolina, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrators shall apply North Carolina law to the merits of dispute or claim, without reference to rules of conflicts of law. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in North Carolina for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The Company shall pay all costs and expenses of such arbitration (unless Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

8. Complete and Voluntary Agreement. This Agreement along with the Non-Executive Chairman Agreement constitutes the entire understanding of the parties on the subjects covered. Executive expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion. The authorized representative of the Company expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement on behalf of the Company and the Company has not authorized him to execute the Agreement on its behalf in reliance on any promises, representations or inducements other than those contained herein; and that in authorizing him to execute the Agreement on behalf of the Company, the Company was acting voluntarily, free of any duress or coercion.

9. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of North Carolina without reference to rules relating to conflict of law.

10. Savings Clause. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the parties.

11. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of the Chairman upon the Chairman’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Chairman. This Agreement may be assigned by the Company to a successor. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

12. Modification. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Executive and an authorized representative of the Company.

13. Agreement Not To Be Construed Against Drafter. This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. Executive acknowledges that he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The Company acknowledges that it has been represented by counsel in the negotiation and preparation of this Agreement.

14. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Prior Employment Agreements. This Agreement and any documents referred to herein represent the entire agreement of the parties and shall supersede any and all previous contracts,

arrangements or understandings between the Company and Executive. Executive and the Company agree that this Agreement supersedes any prior agreement between the parties setting forth the terms and conditions of Executive’s employment with the Company, including the Employment Agreement, except as expressly set forth in this Agreement, notwithstanding the terms of such prior employment agreement or other agreement.

16. Cooperation. Executive agrees to cooperate with, and to execute and deliver to the Company such documents reasonably requested by, the Company to carry out the purposes of this Agreement.

17. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Red Hat, Inc.
1801 Varsity Drive
Raleigh, North Carolina 27606
ATTN: Board of Directors/Lead Director

and

General Counsel
Red Hat, Inc.
1801 Varsity Drive
Raleigh, North Carolina 27606

To Executive at the address most recently provided to the Company and located in the Company’s books and records.

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed. Each party shall promptly notify the other of any change in its notification address, and until such notice is received, each party is entitled to rely on the address in this Agreement or the last revised address actually supplied by the other party.

18. Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by Executive with respect to payments made to Executive hereunder.

19. Section 409A of the Code. Executive understands that the Company has commenced the process of reviewing its various compensatory plans, agreements, programs, policies and arrangements for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Executive hereby agrees that the Company may, with the Executive’s consent which Executive will not unreasonably withhold, amend this Agreement in a manner recommended by its counsel with the intent of complying with the requirements of Section 409A of the Code and protecting Executive from any additional income tax to which Executive might otherwise become liable pursuant to Section 409A of the Code, provided that in making any such amendment, the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the affected provision.

20. Effective Date of Agreement. This Agreement will be effective as of February 28, 2008.

RED HAT, INC.

Dated: February 28, 2008	/s/ Michael R. Cunningham
Signature
	Name:	Michael Cunningham
	Title:	Executive Vice President and General Counsel

Dated: February 5, 2008	/s/ Matthew J. Szulik
Matthew J. Szulik

Exhibit A

STOCK OPTION AWARDS OUTSTANDING

Grant Date	Grant Type	Exercise Price	Expiration Date	Total Shares Granted	Outstanding	Vested	Unvested
06/29/00	ISO	$27.31	06/29/10	2,138	2,138	2,138	0
07/24/02	ISO	$5.55	07/24/12	18,018	18,018	18,018	0
11/13/98	NQ	$0.21	11/13/08	3,944,908	144,908	144,908	0
06/29/00	NQ	$27.31	06/29/10	997,862	997,862	997,862	0
06/27/01	NQ	$0.50	06/27/11	1,000,000	900,000	900,000	0
06/27/01	NQ	$4.36	06/27/11	919,735	919,735	919,735	0
07/24/02	NQ	$5.55	07/24/12	981,982	781,982	781,982	0
12/17/03	NQ	$0.50	12/17/13	500,000	250,000	250,000	0
12/17/03	NQ	$6.70	12/17/13	500,000	166,667	166,667	0
12/28/04	NQ	$13.16	12/28/09	500,000	500,000	375,000	175,000
07/25/05	NQ	$15.34	07/25/10	500,000	500,000	281,250	218,750
07/25/05	NQ	$19.18	07/25/10	100,000	100,000	56,250	43,750
07/25/05	NQ	$17.64	07/25/10	100,000	100,000	56,250	43,750
10/16/06	NQ	$19.84	10/16/11	250,000	250,000	62,500	187,500
TOTAL STOCK OPTIONS				10,314,643	5,631,310	5,012,560	618,750

RESTRICTED STOCK AWARDS

Grant Date	Grant Type	Exercise Price	Expiration Date	Total Shares Granted	Outstanding	Vested	Unvested
10/16/06	RSA	—	—	87,500	65,625	21,875	65,625
10/16/07	RSA	—	—	95,000	95,000	0	95,000
TOTAL RESTRICTED STOCK				182,500	160,625	21,875	160,625

PERFORMANCE SHARE UNIT AWARDS

Grant Date	Grant Type	Exercise Price	Expiration Date	Total Target Grant Amount	Outstanding	Vested	Unvested
10/16/07	PSU	—	—	95,000	95,000	0	95,000

Exhibit B

Date

To                                         , Lead Director:

I hereby voluntarily resign my positions as Chief Executive Officer and President of Red Hat, Inc. and my employment with Red Hat, Inc., along with any other positions that I may hold with Red Hat, Inc. or any of its subsidiaries other than my continued service as the Chairman of the Board of Directors of Red Hat, Inc., effective as of January 1, 2008.

Very truly yours,

Matthew J. Szulik

Exhibit C

General Release of Claims

(a) In further consideration for the payments, benefits and undertakings described in that Executive Transition Agreement entered into between Red Hat, Inc. and Executive (“Agreement”) to which this General Release of Claims is an exhibit, provided by the Company to Executive, which Executive agrees are in addition to any amounts or benefits to which he would otherwise be entitled under the terms of his Employment Agreement or any other agreement or terms of employment with the Company, to the fullest extent not prohibited by law, Executive, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, directors, officers and all other representatives, agents, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, against them, or any, some or all of them, arising from, or in any way connected with, the employment relationship between the parties, any actions during the relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act and the Americans with Disabilities Act, which Executive may now have, or has ever had. The parties agree that any claims for money damages, loss of compensation, earnings and benefits, including but not limited to compensatory stock awards or other stock entitlements awarded by the Company (except as provided in this Agreement), medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement to the fullest extent not prohibited by law.

(b) However, Executive is not releasing any of the following: (1) any rights to indemnification from the Company whether pursuant to the Agreement, the Employment Agreement, any other agreement, the Company’s bylaws, applicable law or otherwise, (2) any claims regarding any payments or benefits due to Executive in connection with his execution of this Agreement or the Non-Executive Chairman Agreement, (3) claims for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company according to the terms of such benefit plan, or (4) any claims related to Executive’s rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c) To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Agreement. Neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

(d) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by the release set forth above.

IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.

Dated:	, 200

Matthew J. Szulik